Exhibit 11.1

                           DESTRON FEARING CORPORATION

     Calculation of Net Income (Loss) Per Common and Common Equivalent Share
                     (in thousands, except per share amounts)

                                       Quarter Ended March 31,   Six Months Ended March 31,
                                       ----------------------    -------------------------
                                            1997     1996             1997     1996
                                            ----     ----             ----     ----
Net income (loss)                            $201    ($660)            $282    ($962)
                                          -------  -------          -------  -------
                                          -------  -------          -------  -------
Weighted average number of common
  and common equivalent shares
  outstanding:

Weighted average number of
  common shares outstanding                12,766   11,612          12,205   11,399

Dilutive effect of stock options after
  application of the treasury stock
  method                                      244       --             244       --
                                          -------  -------         -------  -------
                                           13,010   11,612          12,449   11,399
                                          -------  -------         -------  -------
                                          -------  -------         -------  -------
Net income (loss) per common
  and common equivalent share               $0.02   ($0.05)          $0.02   ($0.08)
                                          -------  -------         -------  -------
                                          -------  -------         -------  -------


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